Exhibit 99.1

February 28, 2008

FCStone Group and NASDAQ OMX Group Announce Agora-X Investment

Leader in Exchanges and Technologies Partners with Commodities Firm to Create New Electronic Marketplace for OTC Commodity Contracts

New York and Kansas City, February 28, 2008 — FCStone Group, Inc. (NASDAQ:FCSX), a commodity risk management firm, and The NASDAQ OMX Group, Inc. (NASDAQ:NDAQ), jointly announced today that NASDAQ OMX Group has agreed to invest up to $7.5 million in FCStone’s subsidiary Agora-X, LLC (“Agora-X”). Agora-X is developing a new electronic communications network for institutional trading in over-the-counter (OTC) commodity contracts.

FCStone, Agora-X and NASDAQ OMX have signed definitive agreements for NASDAQ OMX to acquire a 20 percent equity interest in Agora-X if the full $7.5 million is committed, pending fulfillment of closing conditions and milestones.

Founded with seed money from FCStone and currently a subsidiary of the company, Agora-X is creating an electronic communications network (ECN) to help institutional participants achieve strategic advantage in the rapidly growing OTC commodities market. The new exchange is expected to launch in mid-2008. The trading platform initially will handle option “look-alikes” in energy and agricultural commodities, as well as commodity swaps, with the scalability to add other OTC derivatives. The proceeds of the NASDAQ OMX investment will be used to continue such development, repay a portion of the advances made to Agora-X by FCStone and for general business purposes.

“We are delighted to have NASDAQ OMX join us as a developmental investor in transforming OTC commodity trading through the creation of Agora-X. Financial institutions and global companies seeking to hedge energy and agricultural assets will find strategic value in this efficient, liquid trading platform,” said Pete Anderson, FCStone’s Chief Executive Officer. “FCStone has served as an incubator for Agora-X to deliver better, more efficient order fulfillment for OTC participants, and we look forward to making this market a reality.”

Agora-X has been working with NASDAQ OMX Group, a global leader in exchange technology, to design, build and host a best-in-class ECN marketplace for OTC commodity transactions. NASDAQ OMX Group recently completed its combination with OMX AB. The Agora-X matching engine is designed to provide rapid, low-cost OTC order fulfillment and clearing, including capability for algorithmic trades.

“Partnering to develop Agora-X fits with NASDAQ OMX’s strategy to bring efficiencies and cost savings to the broader trading arena,” said Chris Concannon, Executive Vice President, NASDAQ OMX. “We believe that with Agora-X, OTC commodity traders can benefit from the same efficiency, cost savings, transparency and liquidity that NASDAQ OMX has brought to the equity markets.”

Brent M. Weisenborn, Chief Executive Officer of Agora-X, added: “The global trading community has seen tremendous growth in OTC commodities and related derivatives, but the technology hasn’t kept pace. Financial institutions and companies hedging energy and agricultural positions through OTC contracts currently rely on a call-around system. Agora-X will transform this market by offering traders greater liquidity, a clear view of pricing and quick fills on orders.”

The NASDAQ OMX Group, Inc.	2

Provident Group, a New York-based boutique investment bank and alternative asset management firm is the exclusive financial advisor to Agora-X.

About NASDAQ OMX Group | The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, and with over 3,900 companies, it is number one in worldwide listings among major markets. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; the OMX Nordic Exchange, including First North; and the 144A PORTAL Market. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 60 exchanges, clearing organizations and central securities depositories in more than 50 countries. OMX Nordic Exchange is not a legal entity but describes the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit www.nasdaqomx.com.

About FCStone | FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition, FCStone, LLC operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc. serves more than 7,500 customers. In the 12 months ending November 30, 2007, FCStone executed 71.8 million derivative contracts in the exchange-traded and OTC markets. The FCStone Group companies work in all major commodity areas including agriculture, energy, renewable fuels, foods, forestry, and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc. trades on the NASDAQ Global Select Market under the symbol FCSX.

About Agora-X | Agora-X, LLC is developing an institutional ECN for OTC commodities contracts in collaboration with major institutional participants in the commodities market. Based in Kansas City, Agora-X was incubated as a start-up venture by FCStone Group, Inc. The Agora-X platform is designed to enable institutional participants to anonymously obtain best prices in a more liquid and transparent OTC marketplace. By efficiently monetizing/internalizing their internal order flow in this market segment, institutional traders should achieve a strategic advantage. The Agora-X ECN is scheduled to launch in mid-2008. For more information please visit www.agora-x.com.

About Provident Group | Provident Group is a New York-based investment bank that focuses on structuring and placing transactions for middle market firms and emerging market based companies (with a focus on the Americas). For more information please visit www.provident-group.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about current and future products and offerings of FCStone, NASDAQ OMX and Agora-X. We caution that these statements are not guarantees of future performance or product developments. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of FCStone, NASDAQ OMX or Agora-X. These factors include, but are not limited to factors detailed in the annual reports on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission by FCStone and NASDAQ OMX. We undertake no obligation to release any revisions to any forward-looking statements.

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For more information, contact:

Bill Dunaway, FCStone (investors)	816.457.6246
Bethany Sherman, NASDAQ OMX (media)	212.401.8714
Silvia Davi, NASDAQ OMX (media)	646.441.5014
Vincent Palmiere, NASDAQ OMX (investors)	212.401.8742
Richard M. Johnson, Agora-X (media)	913.649.8885
Chris Halford, Agora-X (market participants)	816.412.3002
Steven Carlson, Provident Group (financial advisory)	212.712.1852

The NASDAQ OMX Group, Inc.	4